Exhibit 10.7

INVESTORS COMMUNITY BANK MANAGEMENT EMPLOYEES’

ELECTIVE DEFERRED COMPENSATION PLAN

Amended January 2013

The Investors Community Bank Management Employees’ Elective Deferred Bonus Plan (“Deferred Bonus Plan”) was adopted and established by Investors Community Bank, a Wisconsin banking corporation (“Bank”), effective as of January 18, 2000, and is maintained by the Bank as an unfunded nonqualified deferred compensation plan for the purpose of providing benefits for a select group of management employees as provided herein. The Deferred Bonus Plan was amended and restated, effective as of January 1, 2004, as the “Investors Community Bank Management Employees’ Elective Deferred Compensation Plan” (“Plan”). The Plan is hereby amended and restated, effective as of January 1, 2005, to comply with Code Section 409A with respect to amounts deferred or vested under the Plan on or after January 1, 2005. For purposes of this Plan, Internal Revenue Code (“Code”) shall mean the Internal Revenue Code of 1986, as amended from time to time, together with such regulations and administrative guidance promulgated thereunder.

ARTICLE I

ELIGIBILITY AND PARTICIPATION

1.1 All management employees of the Bank who have been identified as influential within the Bank and selected by the Board of Directors of the Bank (“Board of Directors”) are eligible to become and remain participants in this Plan.

1.2 The individuals described in Section 1.1 may participate in this Plan by filing a written election with the Compensation Committee of the Board of Directors (“Compensation Committee”) in the form attached hereto, or other form approved by the Compensation Committee. In the first year in which an individual becomes eligible to participate in this Plan, the newly eligible individual may make an election, within 30 days after the date the person becomes eligible, to defer amounts earned under the Bank’s management incentive bonus program (“Bonus Amounts”) and amounts earned as base salary, as set forth in Section 4.2 of each such individual’s Employment Agreement with the Bank (“Base Salary Amounts”), payable subsequent to the election (such deferrals of Bonus Amounts and Base Salary Amounts to be collectively referred to herein as “Deferred Compensation Amounts”). Except as otherwise provided herein, elections to defer payment of Bonus Amounts and/or Base Salary Amounts must be made before the beginning of the calendar year for which the Bonus Amounts and/or Base Salary Amounts are payable. Amounts payable to an individual electing to participate in this Plan (“Participant”) under the Investors Community Bank Loan Servicing Bonus Structured Payout Agreement dated December 31, 2003, by and between such Participant and the Bank, shall not be eligible for deferral hereunder.

1.3 Intentionally blank. Amended December 6, 2005.

1.4 For each Participant, the Compensation Committee shall establish and maintain an individual bookkeeping account (“Deferred Benefit Account”) for the purposes of determining each Participant’s benefits under this Plan (“Deferred Benefits”). The amount of each Participant’s Deferred Compensation Amounts shall be credited to such Deferred Benefit Account as of the date such Deferred Compensation Amounts otherwise would be payable, and the amount of each Participant’s Match Amount shall be credited to such Deferred Benefit Account as of December 31 of each year. Deferred Compensation Amounts shall vest immediately at the time such amounts are credited to each Participant’s Deferred Benefit Account. Match Amounts shall vest ratably at a rate of 20% per year on each anniversary date of the credit of such Match Amount to a Participant’s Deferred Benefit Account. Notwithstanding the foregoing, upon a Participant’s separation from service due to retirement following attainment of age 58, death or disability, all Match Amounts credited to a Participant’s Deferred Benefit Account shall immediately be 100% vested and nonforfeitable. With respect to amounts deferred and vested under the Plan before January 1, 2005, disability shall be determined by the Compensation Committee in its sole discretion. With respect to amounts deferred and vested under the Plan on or after January 1, 2005, a Participant shall be deemed to have a disability if the Participant:

(a)	is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or to last for a continuous period of at least 12 months;

(b)	because of any medically determinable physical or mental impairment that is expected to result in death or to last for a continuous period of at least 12 months, is receiving income replacement benefits for a period of at least three months under an accident and health plan covering employees of the Company; or

(c)	is determined to be disabled by the Social Security Administration.

1.5 The Compensation Committee may, but is not required to, establish a trust or other investment arrangement (“Investment Arrangement”) in connection with this Plan to provide the Bank with a source of funds to assist it with meeting its liabilities under this Plan. Any assets held under an Investment Arrangement shall be the exclusive property of the Bank, shall be subject to the claims of the Bank’s general creditors, and shall not be construed to affect the unfunded status of this Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code. Any Participant to whom an amount is credited under this Plan shall be deemed a general, unsecured creditor of the Bank.

1.6 Any Participant shall have the opportunity to indicate an investment preference for the investment of Deferred Compensation Amounts made under the terms of this Plan, up to such limits as may be set by the Compensation Committee from time to time in its sole discretion (“Directed Amounts”). Such investment selection shall be made from the investment options as determined and established by the Compensation Committee from time to time in its sole discretion. A Participant’s investment preference shall be communicated to the Compensation Committee by completion and delivery to the Compensation Committee of an investment preference form. Participants shall indicate their initial investment preferences by filing an investment preference form with the Compensation Committee prior to the date on which the deferrals commence. Participants shall have an opportunity to change their investment preference at such times and in accordance with such procedures as determined and established by the Compensation Committee in its sole discretion.

1.7 Any Participant may defer all or any portion of the Bonus Amounts or Base Salary Amounts otherwise payable to such Participant for the calendar year or fraction thereof beginning after the date of said election, and the amounts so deferred shall be paid only as provided in this Plan. Any Participant may suspend deferrals with respect to Bonus Amounts or Base Salary Amounts otherwise payable to him or her for calendar years beginning after the date of suspension as the Participant may specify by written notice to the Compensation Committee. If a Participant elects to suspend deferrals, the Participant may make a new election to again defer Bonus Amounts or Base Salary Amounts under this Plan if the election is made before the beginning of the calendar year for which the Bonus Amounts and/or Base Salary Amounts are payable. The election to defer shall be irrevocable for the year for which the election is made.

ARTICLE II

DEFERRED BENEFITS

All Directed Amounts shall be adjusted, at least annually, to reflect the actual gain or loss of the Investment Arrangement with respect to each Participant, and all other Deferred Benefits credited under this Plan (including Match Amounts and amounts in excess of Directed Amounts) shall be adjusted as often as is necessary to reflect earnings at the Internal Earnings Rate (as hereinafter defined) until the entire Deferred Benefit Account has been distributed as provided in this Plan. For purposes of this Plan, “Internal Earnings Rate” means an annual rate equal to the Prime Rate (as such Prime Rate is adjusted from time to time) minus 2.25% (225 basis points) and “Prime Rate” means the Prime Rate of Interest (the highest quoted base rate on corporate loans at large U.S. money center commercial banks) as published in the “Money Rates” section of the most recent Midwest Edition of The Wall Street Journal, provided that if at any time the Prime Rate of Interest is no longer so published in the Midwest Edition of The Wall Street Journal, Prime Rate shall mean the interest rate announced as its Prime Rate of Interest by the largest commercial bank headquartered in the State of Wisconsin.

ARTICLE III

DISTRIBUTION

3.1 On the first day of the month next following a Termination Date (as hereinafter defined), distribution of the vested Deferred Benefits then credited to a Participant’s Deferred Benefit Account in accordance with this Plan shall be made to or with respect to such Participant in the form of a lump sum and such Participant shall irrevocably forfeit all nonvested Deferred Benefits under this Plan. For all purposes of this Plan, “Termination Date” means the earlier of either (i) the date on which a Participant’s employment with the Bank and all other related employers (as determined in accordance with Section 414 of the Code) terminates for any reason, including death; or (ii) the date on which this Plan is terminated in accordance with Article IV of this Plan. Notwithstanding the foregoing, with respect only to amounts deferred and vested under the Plan before January 1, 2005, the Compensation Committee, in its sole discretion and without any obligation to do so, may accelerate distribution of Deferred Benefits credited to the Deferred Benefit Account of said Participant. With respect to amounts deferred or vested on or after January 1, 2005, the Compensation Committee may in no event accelerate the time or form of any payment under the Plan, except as provided by Code Section 409A.

3.2 If a Participant should die before distribution of the full amount of the Deferred Benefit Account has been made to the Participant, any remaining amounts shall be distributed in a lump sum to the Participant’s beneficiary. If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, then, notwithstanding any provision herein to the contrary, such amounts shall be distributed to such Participant’s estate in a lump sum as soon as administratively feasible following the Participant’s death.

3.3 A Participant or Participant’s beneficiary (or an authorized representative thereof) who desires to make a claim for Deferred Benefits (“Claimant”) shall file a written request with the Compensation Committee setting forth the basis for the claim. Whenever such a claim has been wholly or partially denied, the Compensation Committee shall furnish the Claimant with written notice of the denial within sixty (60) days of the claim, setting forth

(a) the specific reasons for the denial;

(b) references to Plan provisions on which the denial is based;

(c) a description of any additional information or material necessary to perfect a claim and an explanation of why such information or material is necessary; and

(d) an explanation of procedures for appeal.

Within sixty (60) days following receipt, a Claimant may appeal a denial by filing a written request for review with the Compensation Committee. Within sixty (60) days following such request, the Compensation Committee shall render its final decision in writing to the Claimant stating the specific reasons for such decision.

3.4 In the event a Participant incurs an unforeseeable emergency, the Participant may make a written request to the Compensation Committee for a hardship withdrawal of vested Deferred Benefits from his or her Deferred Benefit Account established under this Plan. For amounts deferred and vested under the Plan before January 1, 2005, an unforeseeable emergency is severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Withdrawals of amounts because of an unforeseeable emergency are only permitted to the extent reasonably needed to satisfy the emergency need. This section shall be interpreted in a manner consistent with Sections 1.457-2(h)(4) and 1.457-2(h)(5) of the United States Treasury Regulations. With respect to amounts deferred or vested under the Plan on or after January 1, 2005, unforeseeable emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a)); loss of the Participant’s property due to casualty; imminent foreclosure on or eviction from the Participant’s primary residence; the need to pay for medical expenses and the costs of prescription drugs; the need to pay funeral expenses of the Participant’s spouse or a dependent (as defined in Code Section 152(a)); or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the Participant’s control

3.5 Anything herein to the contrary notwithstanding, if, at any time, a court or the Internal Revenue Service determines that an amount in a Participant’s Deferred Benefit Account is includable in the gross income of the Participant and subject to tax, the Compensation Committee may, in its sole discretion, permit a lump sum distribution of an amount equal to the amount determined to be includable in the Participant’s gross income. With respect to amounts included in income that relate to amounts deferred or vested on or after January 1, 2005, any such lump sum distribution shall be made in accordance with Code Section 409A.

ARTICLE IV

AMENDMENT AND TERMINATION OF PLAN

The Bank reserves the right to amend or terminate this Plan at any time. Any termination shall be effective as of the end of the calendar year during which notification is given to each Participant. Notwithstanding any provision herein to the contrary, any amounts credited to a Deferred Benefit Account of any Participant shall remain subject to the provisions of this Plan and distribution will not be accelerated because of the termination of this Plan. No amendment or termination shall directly or indirectly reduce the balance of any amount described in this Plan as of the effective date of such amendment or termination. No additional credits or contributions will be made to the Deferred Benefit Accounts of the Participants under this Plan after termination of this Plan, except that the Compensation Committee shall continue to adjust the Deferred Benefit Accounts of the Participants under this Plan in accordance with Article II of this Plan, until all Deferred Benefits are distributed to the Participants or to their beneficiaries. Upon termination of this Plan, distribution of amounts credited to the Deferred Benefit Accounts of the Participants shall be made to the Participants or their beneficiaries in accordance with Article III of this Plan.

ARTICLE V

ADMINISTRATION

5.1 The right of a Participant or a Participant’s beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Bank and neither a Participant nor a Participant’s beneficiary shall have any rights in or against any amount credited to any Deferred Benefit Accounts under this Plan or any other assets of the Bank. This Plan at all times shall be considered entirely unfunded both for tax purposes under the Code and for purposes of Title I of ERISA. Any funds invested hereunder shall continue for all purposes to be part of the general assets of the Bank and available to its general creditors in the event of bankruptcy or insolvency. Accounts under this Plan and any Deferred Benefits which may be payable pursuant to this Plan are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Participant’s beneficiary. This Plan constitutes a mere promise by the Bank to make benefit payments in the future.

5.2 This Plan shall be administered by the Compensation Committee, which shall have the authority, duty and power to interpret, and construe the provisions of this Plan as the Board of Directors deems appropriate. The Compensation Committee shall have the duty and responsibility of maintaining records, making requisite calculations and disbursing payments hereunder. The interpretations, determinations, regulations and calculations of the Compensation Committee shall be final and binding on all persons and parties concerned.

5.3 Expenses of administration of this Plan shall be paid by the Bank and may be charged against any assets held under trust or other investment arrangement established pursuant to Section 1.5 of this Plan. The Compensation Committee shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Bank with respect to this Plan.

5.4 The Compensation Committee shall furnish individual annual statements of accrued Deferred Benefits to each Participant, or current beneficiary, in such form as determined by the Compensation Committee or as required by law.

5.5 The sole rights of a Participant or beneficiary under this Plan shall be to have this Plan administered according to its provisions, to receive whatever Deferred Benefits he or she may be entitled to hereunder, and nothing in this Plan shall be interpreted as a guaranty that any funds in any trust which may be established in connection with this Plan or assets of the Bank will be sufficient to pay any benefit hereunder. Further, the adoption and maintenance of this Plan shall not be construed as creating any contract of employment between the Bank and any Participant, nor entitle a Participant to any other legal or equitable right against the Bank except as provided in this Plan. This Plan shall not affect the right of the Bank to deal with any Participants in employment respects, including their hiring, discharge, compensation, and conditions of employment.

5.6 The Compensation Committee may from time to time establish rules and procedures which it determines to be necessary for the proper administration of this Plan and the Deferred Benefits payable to an individual in the event that individual is declared incompetent and a conservator or other person legally charged with that individual’s care is appointed. Except as otherwise provided herein, when the Compensation Committee determines that such individual is unable to manage his or her financial affairs, the Compensation Committee may pay such individual’s benefits to such conservator, person legally charged with such individual’s care, or institution then contributing toward or providing for the care and maintenance of such individual. Any such payment shall constitute a complete discharge of any liability of the Bank, the Compensation Committee and this Plan for such individual.

5.7 This Plan may be continued after a sale of assets of the Bank, or a merger or consolidation of the Bank into or with another corporation or entity only if and to the extent that the transferee, purchaser or successor entity agrees to continue this Plan. In the event that the transferee, purchaser or successor entity does not continue this Plan, then this Plan shall be terminated subject to the provisions of Article IV of this Plan.

5.8 Each Participant shall keep the Compensation Committee informed of his or her current address and the current address of his or her designated beneficiary. The Bank shall not be obliged to search for any person. If such person is not located within three (3) years after the date on which payment of the Participant’s Deferred Benefits payable under this Plan may first be made, payment may be made as though the Participant, or his or her beneficiary had died at the end of such three-year period.

5.9 Notwithstanding any provision herein to the contrary, neither the Bank, the Compensation Committee nor any individual acting as an employee or agent of the Bank shall be liable to any Participant, former Participant, designated beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with this Plan, unless attributed to fraud or willful misconduct on the part of the Bank, the Compensation Committee or any director, employee or agent of the Bank.

5.10 A Participant’s or beneficiary’s rights under this Plan may not be voluntarily or involuntarily assigned or alienated. If a Participant or beneficiary attempts to assign his or her rights or enters into bankruptcy proceedings, his or her right to receive payments personally under this Plan will terminate, and the Compensation Committee may apply them in such manner as will, in its judgment, serve the best interests of the Participant or beneficiary.

5.11 All questions pertaining to the construction, validity and effect of this Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of Wisconsin.

INVESTORS COMMUNITY BANK MANAGEMENT EMPLOYEES’

ELECTIVE DEFERRED COMPENSATION PLAN

Deferral Election/Beneficiary Designation Form

Pursuant to the terms of the Investors Community Bank Management Employees’ Elective Deferred Compensation Plan (the “Plan”) (defined terms in the Plan have the same meaning herein), I hereby elect to become a Participant under the Plan, effective as of the date hereof, and I further elect to defer, pursuant to the terms of the Plan,      percent or $             of the amounts earned by me as Bonus Amounts and      percent or $         of the amounts earned by me as Base Salary Amounts after the date hereof. This election shall be effective beginning after this date until the calendar year next beginning after the date on which I notify the Compensation Committee to suspend future deferrals.

I understand that this election to defer shall be continued as to Bonus Amounts and/or Base Salary Amounts which are earned for each calendar year for which this election to defer is effective until distribution after my Termination Date, or as provided in the Plan. Further, I understand that if I suspend deferrals I may make a new election to again become a Participant in the Plan and that any new election to defer payment of Bonus Amounts and/or Base Salary Amounts must be made before the beginning of the next calendar year.

The balance to the credit of my Deferred Benefit Account shall be paid in a lump sum on the first day of the month next following my Termination Date.

If I should die after I become entitled to a distribution under the Plan but prior to receipt of the entire distribution to which I am entitled, then all of the distribution to which I am entitled under the Plan and which has not been distributed to me or is not distributable to my surviving spouse after my death under the Plan shall be distributed to the beneficiary named below.

Beneficiary:

Signature

Date:

INVESTORS COMMUNITY BANK MANAGEMENT EMPLOYEES’

ELECTIVE DEFERRED COMPENSATION PLAN

Change of Election/Beneficiary Form

Pursuant to the terms of the Investors Community Bank Management Employees’ Elective Deferred Compensation Plan (the “Plan”) (defined terms in the Plan have the same meaning herein), I hereby make the following changes in elections made by me under the Plan:

1.              I hereby elect to suspend the deferrals of my Bonus Amounts effective as of the end of the current fiscal year.

2.              I hereby elect to suspend the deferrals of my Base Salary Amounts effective as of the end of the current fiscal year.

3.              I hereby elect to become a Participant in the Plan (notwithstanding my previous suspension) effective as of the beginning of the calendar year commencing after the date hereof.

4. If I should die after I become entitled to distribution under the Plan, but prior to receipt of the entire distribution to which I am entitled, then all of the distribution to which I am entitled under the Plan and which has not been distributed to me or is not distributable to my surviving spouse after my death under the Plan, shall be distributed to the following beneficiary:

Beneficiary:

The elections or beneficiary designation set forth herein shall supersede ones heretofore made by the undersigned Participant.

PARTICIPANT

Date: